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                                                                    Exhibit 21.1


                       List of the Company's Subsidiaries
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Modem Media (Hong Kong) Limited

Modem Media (UK) Limited

Modem Media Canada Inc.

Modem Media Do Brasil Ltda

Modem Media France SAS

Modem Media Germany Holding GmbH

Modem Media GmbH & Co. KG

Modem Media Holding, Inc.

Modem Media Holdings, LLC

Modem Media Japan, Co., Ltd.

Modem Media Singapore Pte. Ltd.

Modem Media Verwaltungs GmbH